UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

CUMULUS MEDIA INC.

(Exact name of registrant as specified in charter)

Delaware	001-38108	82-5134717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3280 Peachtree Road, N.W., Suite 2200, Atlanta GA		30305
(Address of Principal Executive Offices)		(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Class A Common Stock Purchase Rights	Nasdaq Global Market

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of The Registrant’s Securities to be Registered.

On May 20, 2020, the Board of Directors (the “Board”) of Cumulus Media Inc. (the “Company”), a Delaware corporation, adopted a rights plan and declared a dividend of (a) one Class A right (a “Class A Right”) in respect of each share of the Company’s Class A common stock, par value $0.0000001 per share (the “Class A Common Shares”), (b) one Class B right (a “Class B Right”) in respect of each share of the Company’s Class B common stock, par value $0.0000001 per share (the “Class B Common Shares”), (c) one Series 1 warrant right (a “Series 1 Warrant Right”) in respect of each of the Company’s Series 1 warrants (the “Series 1 Warrants”), and (d) one Series 2 warrant right (a “Series 2 Warrant Right,” and together with the Class A Rights, the Class B Rights and the Series 1 Warrant Rights, the “Rights”) in respect of each of the Company’s Series 2 warrants (the “Series 2 Warrants,” and together with the Series 1 Warrants, the “Warrants”). The Warrants were issued pursuant to the First Amended Joint Plan of Reorganization of the Company and certain of its affiliates, as confirmed on May 10, 2018, by order of the United States Bankruptcy Court for the Southern District of New York, and the Warrants entitle the holders thereof to purchase Class A Common Shares or Class B Common Shares upon the terms and subject to the conditions set forth in the Warrant Agreement, dated June 24, 2018, among the Company, Computershare Inc. and Computershare Trust Company, N.A.

The dividend is payable on June 1, 2020 to the Company’s stockholders and Warrant holders of record on that date. The terms of the Rights and the rights plan are set forth in a Rights Agreement, dated as of May 21, 2020 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent (or any successor rights agent), as it may be amended from time to time.

If the Rights become exercisable, (a) each Class A Right would allow its holder to purchase from the Company one one-hundredth of a Class A Common Share for a purchase price of $25.00, (b) each Class B Right would allow its holder to purchase from the Company one one-hundredth of a Class B Common Share for a purchase price of $25.00, (c) each Series 1 Warrant Right would allow its holder to purchase from the Company one one-hundredth of a Series 1 Warrant for a purchase price of $25.00, and (d) each Series 2 Warrant would allow its holder to purchase from the Company one one-hundredth of a Series 2 Warrant for a purchase price of $25.00. Prior to exercise, a Right does not give its holder any dividend, voting or liquidation rights.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 3.03 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 21, 2020 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Cumulus Media Inc. (incorporated by reference to Exhibit 3.1 to Cumulus Media Inc.’s Current Report on Form 8-K filed with the SEC on June 4, 2018).

3.2	Amended and Restated Bylaws of Cumulus Media Inc. (incorporated by reference to Exhibit 3.2 to Cumulus Media Inc.’s Current Report on Form 8-K filed with the SEC on June 4, 2018).

4.1	Rights Agreement, dated as of May 21, 2020, by and between Cumulus Media Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to Cumulus Media Inc.’s Form 8-K filed with the SEC on May 21, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

By:	/s/ Francisco J. Lopez-Balboa
	Name:	Francisco J. Lopez-Balboa
	Title:	Executive Vice President, Chief Financial Officer

Date: May 21, 2020